Filed Pursuant to Rule 433 Dated February 12, 2021
Registration No. 333-228614

Market Linked Securities – Leveraged Upside Participation to a Cap and Contingent Downside, Principal at Risk Securities Linked to The Energy Select Sector SPDR® Fund due August 17, 2023
Term Sheet to the Pricing Supplement dated February 12, 2021

Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Term	Approximately 30 months
Market Measure	The Energy Select Sector SPDR® Fund (the "Reference Asset") (Bloomberg Ticker: XLE)
Pricing Date	February 12, 2021
Trade Date	February 12, 2021
Original Issue Date	February 17, 2021
Principal Amount	$1,000 per Security
Original Offering Price	100.00% of the Principal Amount of each Security
Redemption Amount at Maturity	See “How the Redemption Amount at Maturity is Calculated” on page 4
Maturity Date	August 17, 2023
Starting Price	$44.67
Ending Price	The Fund Closing Price of the Reference Asset on the Calculation Day
Threshold Price	$31.269, which is equal to the Starting Price multiplied by 70%.
Capped Value	$1,610.00 per $1,000 Principal Amount of the Securities
Participation Rate	150.00%
Percentage Change
The percentage increase or decrease in the Ending Price from the Starting Price. The Percentage Change may reflect a positive return (based on any increase in the price of the Reference Asset from the Starting Price to the Ending Price), no return, or a negative return (based on any decrease in the price of the Reference Asset from the Starting Price to the Ending Price)

Calculation Day	August 10, 2023
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount
2.56% of which dealers, possibly including those using the trade name Wells Fargo Advisors (“WFA”), will receive a selling concession of 1.75%, and WFA will receive a distribution expense fee of 0.075%. In respect of certain Securities sold in this offering, we will also pay a fee of $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

CUSIP/ISIN	064159R99 / US064159R990
Underwriters	Scotia Capital (USA) Inc.; Wells Fargo Securities, LLC

Investment Description
•	Linked to The Energy Select Sector SPDR® Fund
•
Unlike ordinary debt securities, the Securities do not pay interest or guarantee any repayment of principal at maturity. Instead, the Securities provide for a payment at maturity that may be greater than, equal to or less than the Principal Amount of the Securities, depending on the performance of the Reference Asset from its Starting Price to its Ending Price.

The payment at maturity will reflect the following terms:
o	If the price of the Reference Asset increases:
You will receive the Principal Amount plus 150.00% participation in the upside performance of the Reference Asset, subject to the Capped Value of $1,610.00 per $1,000 Principal Amount of the Securities;
o	If the price of the Reference Asset decreases but the decrease is not more than 30.00%:
You will be repaid the Principal Amount;
o	If the price of the Reference Asset decreases by more than 30.00%:
You will receive less than the Principal Amount and will have full downside exposure to the decrease in the price of the Reference Asset from the Starting Price and will lose more than 30.00%, and possibly all, of the Principal Amount.
•	Investors may lose up to 100.00% of the Principal Amount.
•
All payments on the Securities are subject to the credit risk of the Bank, and you will have no right to the shares of the Reference Asset or any securities held by the Reference Asset; if The Bank of Nova Scotia defaults on its obligations, you could lose your entire investment.

•	No periodic interest payments or dividends.
•	No exchange listing; designed to be held to maturity.

The estimated value of the Securities as determined by the Bank as of the Pricing Date is $924.67 (92.467%) per $1,000 Principal Amount. See “The Bank’s Estimated Value of the Securities” in the pricing supplement.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus.

Hypothetical Payout Profile
The profile to the right is based on the Capped Value of $1,610.00 per $1,000 Principal Amount of the Securities, the Participation Rate of 150.00% and a Threshold Price equal to 70.00% of the Starting Price.
This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Price and whether you hold your Securities to maturity.

Hypothetical Returns on the Securities
Hypothetical Ending Price	Hypothetical Percentage Change from the hypothetical Starting Price to the hypothetical Ending Price	Redemption Amount at Maturity per Security	Pre-tax total rate of return
$175.00	75.00%	$1,610.00	61.00%
$150.00	50.00%	$1,610.00	61.00%
$145.00	45.00%	$1,610.00	61.00%
$140.67	40.67%	$1,610.00	61.00%
$130.00	30.00%	$1,450.00	45.00%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$69.00	-31.00%	$690.00	-31.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$40.00	-60.00%	$400.00	-60.00%
$30.00	-70.00%	$300.00	-70.00%
$25.00	-75.00%	$250.00	-75.00%
$20.00	-80.00%	$200.00	-80.00%
$10.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

Assumes a hypothetical Starting Price of $100.00, which has been chosen arbitrarily for illustrative purposes only, and the Capped Value of $1,610.00. Each Security has a Principal Amount of $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Maturity Date and the resulting pre-tax rates of return will depend on the actual Ending Price.

How the Redemption Amount at Maturity is Calculated
The Redemption Amount at Maturity will be determined as follows:
•	If the Ending Price is greater than the Starting Price, then the Redemption Amount at Maturity will equal:
the lesser of (a) the Principal Amount + (Principal Amount x Participation Rate × Percentage Change) and (b) the Capped Value
• If the Ending Price is less than or equal to the Starting Price, but greater than or equal to the Threshold Price, then the Redemption Amount at Maturity will equal: the Principal Amount
•     If the Ending Price is less than the Threshold Price, then the Redemption Amount at Maturity will equal:
Principal Amount + (Principal Amount × Percentage Change)
If the Ending Price is less than the Threshold Price, you will have full downside exposure to the decrease in the price of the Reference Asset from the Starting Price and, accordingly you will lose more than 30.00%, and possibly all, of your investment in the Securities.

Energy Select Sector SPDR® Fund Daily Closing Prices*

120
100
80
60
40
20
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021

*The graph above illustrates the performance of the Reference Asset from January 1, 2016 through February 12, 2021. The dotted line represents the Threshold Price of $31.269, which is equal to 70.00% of $44.67, which was the closing price of the Reference Asset on February 12, 2021. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet, the pricing supplement, the prospectus, the prospectus supplement, or product prospectus supplement.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus. Please review those risk disclosures carefully.
•
Risk of Loss at Maturity: Any payment on the Securities at maturity depends on the Ending Price and Percentage Change of the Reference Asset. The Bank will repay you the full Principal Amount of your Securities only if the Ending Price is equal to or greater than the Threshold Price. If the Ending Price is less than the Threshold Price, you will lose more than 30.00%, and possibly all, of the Principal Amount of your Securities. Specifically, if the Ending Price is less than the Threshold Price, you will lose 1% for each 1% decline in the Ending Price from the Staring Price and may lose your entire investment in the Securities.

•	The Participation Rate and the Contingent Repayment of Principal Applies Only at Maturity
•	Your Potential Redemption Amount at Maturity Is Limited by the Capped Value
•	The Securities Differ from Conventional Debt Instruments
•	The Redemption Amount at Maturity Is Not Linked to the Price of the Reference Asset at Any Time Other Than the Calculation Day
•	Holding the Securities is Not the Same as Holding the Reference Asset or the Reference Asset Constituent Stocks
•	No Assurance that the Investment View Implicit in the Securities Will Be Successful
•	The Securities are Subject to Market Risk
•	The Securities are Subject to Risks Associated with the Energy Sector
•	The Price of the Reference Asset May be Affected by the Performance of a Small Number of Companies
•	There Are Risks Associated with a Reference Asset that is an Exchange-Traded Fund
•	The Value of the Reference Asset May Fluctuate Relative to its NAV
•
The Bank Cannot Control Actions by the Investment Advisor of the Reference Asset that May Adjust the Reference Asset in a Way that Could Adversely Affect the Payments on the Securities and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests

•	Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of, and any Amount Payable on, the Securities
•	Past Performance is Not Indicative of Future Performance
•	The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices
•	The Bank’s Estimated Value of the Securities is Lower than the Original Offering Price of the Securities
•	The Bank’s Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others’ Estimates
•	The Bank’s Estimated Value is Not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt
•	We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
•	The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
•	The Securities Lack Liquidity
•	If the Prices of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner
•
Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities

•	Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities
•
The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Investment Advisor and/or Reference Asset Constituent Stock Issuers

•	Other Investors in the Securities May Not Have the Same Interests as You
•	The Calculation Agent Can Postpone the Calculation Day for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs
•	Anti-dilution Adjustments Relating To The Shares Of The Reference Asset Do Not Address Every Event That Could Affect Such Shares
•
There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Investment Advisor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Investment Advisor

•
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession and/or any Distribution Expense Fee, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You

•	Your Investment is Subject to the Credit Risk of the Bank
•	The COVID-19 Virus May Have an Adverse Impact on the Bank
•
Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the pricing supplement.

Not suitable for all investors
Investment suitability must be determined individually for each investor. The Securities described herein are not a suitable investment for all investors. Unless market conditions and other relevant factors change significantly in your favor, a sale of the Securities prior to maturity is likely to result in sale proceeds that are substantially less than the Principal Amount per Security. The Underwriters and their respective affiliates are not obligated to purchase the Securities from you at any time prior to maturity.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. You should read the prospectus in that registration statement and other documents, including the pricing supplement, the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Not a research report
This material is not a product of the Bank’s research department.
Consult your tax advisor
Investors should review carefully the pricing supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
SPDR®, S&P 500® and Select Sector SPDRs® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the Select Sector SPDR Trust (the “SPDR Trust”), SSgA Funds Management, Inc. (“SSgA”) or S&P Financial. None of the SPDR Trust, SSgA or S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of the SPDR Trust, SSgA or S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with our use of information about the Energy Select Sector SPDR® Fund.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.